UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 16, 2010

iGATE Corporation

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction

of Incorporation)

000-21755	25-1802235
(Commission File Number)	(IRS Employer Identification No.)

6528 Kaiser Drive, Fremont, CA	94555
(Address of Principal Executive Offices)	(Zip Code)

(510) 896-3015

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Adjustment of Compensation of Chief Financial Officer and Chief Delivery Officer

On April 14, 2010, the Compensation Committee (the “Committee”) and Board of Directors (the “Board”) of iGATE Corporation (the “Company”) authorized the Company to increase the salary of Mr. Sujit Sircar, the Company’s Chief Financial Officer, in order to align Mr. Sircar’s compensation with similarly situated chief financial officers of certain peer group companies and based on his performance for the year 2009.

Mr. Sircar’s base salary was increased to Rs. 5,856,065 per annum. He will also be paid an annual performance-based cash award of up to Rs. 2,342,426 per annum, with performance targets to be set by the Chief Executive Officer of the Company. This increase in compensation will be effective as of January 1, 2010.

In addition to his base salary and performance-based cash award, Mr. Sircar was granted 75,000 stock options at fair market value under the Company’s Stock Incentive Plan.

On April 14, 2010, the Committee and the Board also authorized the Company to increase the salary of Mr. Sean Suresh Narayanan, the Company’s Chief Delivery Officer, in order to align Mr. Narayanan’s compensation with similarly situated chief delivery officers of certain peer group companies and based on his performance for the year 2009.

Mr. Narayanan’s base salary was increased to Rs. 7,410,068 per annum. He will also be paid an annual performance-based cash award of up to Rs. 3,705,034 per annum, with performance targets to be set by the Chief Executive Officer of the Company. This increase in compensation will be effective as of January 1, 2010.

In addition to his base salary and performance-based cash award, Mr. Narayanan was granted 100,000 stock options at fair market value under the Company’s Stock Incentive Plan.

Item 5.07. Submission of Matters to a Vote of Security Holders

At the Annual Meeting of Shareholders of the Company held on April 14, 2010, the shareholders elected each of the Company’s nominees for director as set forth in the table below.

1. Election to the Board of three (3) Class B directors to serve for three-year terms.

Nominee	Votes For	Votes Withheld	Votes Abstained
Ashok Trivedi	46,508,353	503,723	0
Phaneesh Murthy	46,508,353	503,723	0
Joseph J. Murin	46,508,353	503,723	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iGATE CORPORATION

By:	/s/ Mukund Srinath
Name:	Mukund Srinath
Title:	Corporate Secretary

April 16, 2010